1 Exhibit 4.3 CERTAIN PORTIONS OF INFORMATION HAVE BEEN OMITTED FROM THIS EXHIBIT BECAUSE SUCH INFORMATION IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMITTED INFORMATION IS MARKED AS [***] BELOW. GENERAL CONDITIONS of the Performance-Based Share Plan of “FERROVIAL, S.A.” for Executive Directors and Senior Management 2020-2022 Madrid, 19 December 2019 ARTICLE ONE. – Purpose and Administration of the Plan 1.1 The Board of Directors of FERROVIAL, S.A., a company domiciled in Madrid, calle Príncipe de Vergara 135, holder of C.I.F. [Tax ID. No.] A-81939209, and registered at the Companies Register of Madrid, in Volume 12,774, General, Section 8 in the Book of Companies, Folio 146 and Sheet no. M-204,873, (hereinafter the “Company”), agreed, at its meeting held on 19 December 2019, the approval of a plan linked to the Company's shares (hereinafter, the "Ferrovial 2020-2022 Performance Based Share Plan" or the "Plan", as the case may be), addressed (i) to the Executive Directors and (ii) to the Senior Managers reporting directly to the Board of Directors or its Delegated Bodies (hereinafter, the "Participants"), which will allow them to receive, after a certain period of time and provided that certain requirements are met, shares of the Company (hereinafter the “Shares”). The Plan, in accordance with article 219 of the Capital Companies Act, must be submitted to the General Shareholders' Meeting for approval with regards to the Executive Directors. 1.2 The Plan is intended to align the Participants’ interests with those of the Company and its shareholders, and to provide the Company and its Group with an instrument to attract and keep the best managers and executives. For the purposes of this document, the Group formed by the Company and its subsidiary companies shall mean those companies under direct or indirect control according to the terms of article 42.1 of the Spanish Commercial Code.

2 1.3 The Plan shall be governed by the General Conditions established in this document and by the Specific Conditions agreed upon with each Participant, following the model attached hereto as ANNEX 1 to these General Conditions. Participants must expressly accept those General Conditions so that their participation in the Plan is understood as formally concluded. 1.4 The Company Nominations and Remunerations Committee shall be in charge of the following duties, along with any other matters expressly attributed to it under this document: (i) Changing the companies that make up the group of comparison entities for the purposes of this Plan, in case of winding-up, dissolution, division, insolvency proceedings or equivalent legal situations, delisting (with or without prior takeover bid), transformation or takeover of any of those companies as a result of any corporate operations or company restructuring, thus modifying in accordance the relevant positions table of the various entities on the companies ranking and their corresponding coefficients. (ii) The appropriate adjustments to the ratios, targets and coefficients established in the General Conditions and the Specific Conditions of the Plan, should some situation, company operation or significant event arise which suggests altering the essential elements of the Plan. (iii) Interpreting the application of the situations of change of control over subsidiaries and investees by the Company referred to in section 3.11.2.iv of these General Conditions. (iv) In general, interpreting the basic rules and conditions of this Plan, and any other matter that, due to its relevance, is considered appropriate. 1.5 The General Human Resources Management Department will normally be in charge of: (i) Determining the basic conditions of the Plan. (ii) Managing the Plan, being authorised to execute and subscribe all necessary acts and documents, particularly the General and Specific Conditions of the Plan. ARTICLE TWO. – Shares Involved in the Plan 2.1 The Company shall allocate to each Participant a specific number of units (hereinafter, the “Units”), which shall be the basis to determine the final number of Shares to be received by each Participant as a result of this Plan. Each Unit may become, initially, a Share. The Plan shall include the number of Units that the Board of Directors determines for the Executive Directors at the proposal of the Nominations and

3 Remunerations Committee. The number of Units to be allocated to the Senior Management shall be determined after review by this Committee. The total number of Shares for the Plan for each allocation of Units shall in no event exceed the maximum number approved by the General Shareholders’ Meeting of the Company, as far as Executive Directors are concerned. 2.2 If, prior to Units becoming Shares, there occurred any capital increases against reserves or at a lower issue rate than market prices, any falls in the face value without the amount of the number of shares being altered, capital decreases with return of the capital put in or other company operations with a dilutive effect, including operations related to company mergers, divisions or restructuring, non-recurring dividends or other similar circumstances that affect the value of the Company’s shares or those of any other company in the group of comparison entities indicated in section 3.4 below, the number of Units allocated to each Participant may be modified, to the extent necessary for keeping the scope of the right granted. 2.3 In the event of merger by take-over by another company, or of split, the Shares that the holder of a specific number of Units would have received from the exchange shall be calculated for the purpose of establishing the number of Shares that can be delivered at the time of translation of said Units. 2.4 The Shares received under this Plan, once the relevant Units are turned into Shares, if applicable, shall be free of any liens or encumbrances and they shall not be subject to any limitations or restrictions which are not generally applicable to the Company shareholders, or to shares of the same type, class or series, whether because of contractual, statutory or legal provisions, without prejudice to the provisions of Article Four of these General Conditions. 2.5 Notwithstanding the above, the Company may choose (i) for those Participants who provide services in subsidiary companies abroad, (ii) for those Participants who are involved in any of the particular situations described in section 3.11.2 below (i.e. dismissal by decision of the Group company,, retirement, etc.), and (iii) in other situations in which the interest of the Company renders it advisable, to pay an amount in cash equivalent to the weighted average price of the Company’s shares on the continuous trading market on the Vesting Date, as defined in section 3.8. below, except for the special situations described in section 3.11.2, in which case the amount in cash will be calculated in accordance with the provisions of that section. ARTICLE THREE. – Main Characteristics of the Plan Participants 3.1. The Plan is intended for Executive Directors and Senior Management who report directly to the Company’s Board of Directors or its Delegated Bodies, under the terms determined by the Company. Participation in the Plan shall not confer any right upon

4 Participants to participate in other share or cash incentive plans that the Company may implement in the future. Allocation of Units 3.2. The Units shall be allocated annually by the Company three times in the years 2020, 2021 and 2022, on a specific date that shall be communicated to each Participant each year through the Specific Conditions of the Plan (“Unit Allocation Date”), and each Participant shall formally accept the allocated Units. The number of Units shall appear in the relevant individual certificate to be issued by the Company’s General Human Resources Management Department for each Participant in the Plan. Said certificate is attached hereto as ANNEX 2 to these General Conditions (“Certificate of Units Allocated”). 3.3. The number of Allocated Units, and therefore, the number of Shares the Participant may enjoy the right to receive should the requirements set out in the Plan be met, shall be determined for Executive Directors by the Board of Directors as proposed by the Nominations and Remunerations Committee. The number of Units to be allocated to Senior Management shall be determined after review by said Committee. The allocation of units on a Unit Allocation Date will not be entitled to receive Units in the subsequent years. Condition to Receive the Shares 3.4. In addition to the condition of continued employment as set out in section 3.8 below, in order for any Participant to be entitled to turn the allocated Units into Shares and therefore to receive Shares by virtue of taking part in this Plan, the following conditions will have to be met: 1. The Ratio A (hereinafter, the “Ratio A”), understood as [***]. The Specific Conditions related to the corresponding allocation of Units shall establish the specific Ratio A amount to be met (target), as well as the minimum target to be achieved in order to receive Shares and for the special situations described in section 3.11.2, the adjustment to be made on the objectives set for the Ratio A will be detailed. 2. Ratio B (hereinafter, the “Ratio B”) understood as the evolution of the “Total Shareholder Return” index (hereinafter “TSR” or “RTA”, according to the Spanish acronym) of the Company [***]. The number of Shares to be received, if applicable, by the Participants in the Plan shall be determined by applying the following formula: Where: N.A. = N.U. x (Ca + Cb)

5 N.A. = Number of Shares to be received by the Participant, rounded off by default. N.U. = Number of Units allocated on the corresponding Unit Allocation Date. Ca = Coefficient referred to Ratio A as defined in the relevant Specific Conditions on each Unit Allocation Date, expressed as a percentage. Cb = Coefficient referred to Ratio B as defined in the relevant Specific Conditions on each Unit Allocation Date, expressed as a percentage. 3.5. In no event shall the number of Shares to be delivered exceed the number of Units allocated on the corresponding Unit Allocation Date. 3.6. The Board of Directors, at the proposal of the Nominations and Remunerations Committee, may change the aforementioned ratios in the event that there was a change in the applicable accounting standards that affected the amount or manner of determining those ratios. 3.7. The Plan is subject in all cases to the interest of Ferrovial and the objectives pursued. The allocation of Units only confers a right expectation pending compliance with the indicated conditions. Further, the Board of Directors, at the proposal of the Nominations and Remunerations Committee, may change the ratios should some event or company operation occur before the Vesting Date defined in section 3.8 below (such as a material change in the structure of the business of a Company, a merger operation, or any other situation that in its judgment justifies it). Date of Delivery of Shares 3.8. Without prejudice to what is established in section 3.11 below in these General Conditions, in order for Participants to receive any Shares under this Plan, it shall be a prerequisite that the relevant Participant has an employment or commercial relationship with the Company or with any of its subsidiaries up to the third anniversary of the corresponding Unit Allocation Date (hereinafter “Third Anniversary of the Allocation of Units”). The Shares resulting from application of what is set out in section 3.4 above, or cash equivalent thereof in the cases established in section 2.5 above, shall be delivered to Participants within thirty days following the date of preparation of the consolidated annual financial statements for the financial year previous to the financial year in which the Third Anniversary of the Allocation of Units occurs (hereinafter “Vesting Date”). Up to that date, the Participant shall only hold a right expectation regarding the possibility of receiving Shares by virtue of his/her participation in this Plan. Delivery of Shares 3.9. The Company's General Human Resources Management Department shall communicate the delivery of Shares to each Participant. The delivered Shares shall be deposited in the securities account that each Participant shall hold in a financial institution or investment service firm and that each Participant shall have notified to

6 the Company before the Vesting Date as a prerequisite for the Shares to be delivered on the aforesaid date. The only and exclusive holder of such securities account shall be the relevant Participant. Alternatively, the Company may agree, with a view to better management and administration of the Plan, to engage a company specializing in the management of employee incentive plans so as to instrument the delivery of the Shares to the Participants in the Plan. Participants, through their acceptance of the present General Conditions, undertake to comply with the formal obligations necessary for their inclusion in the computer tool or platform of the collaborating entity managing the Plan, where applicable. 3.10. As a general rule, from the number of Shares to be delivered to each Participant as a result of applying what is set out in section 3.4 above, the Company shall deduct a number of Shares with a market value, on the Vesting Date, equivalent to the appropriate advance payment of personal income tax (“Impuesto sobre la Renta de las Personas Físicas”, hereinafter, “IRPF”), or similar tax as applicable, for the value of the Shares to be delivered to the Participant. The final number of Shares to be delivered by the Company to each Participant shall be determined according to the following formula: Where: N.F. = Final Number of Shares to be delivered to each Participant, rounded off by default. N.A. = Number of Shares to be received by each Participant in accordance with what is set out in section 3.4 above. V.M. = Market Value of the Company,’s shares on the Vesting Date of the Shares. The market value shall correspond to the weighted average price of the Company’s shares on the continuous trading market on the Vesting Date. R.F. = Tax Withholding. Amount to be deducted as advance payment of IRPF, or similar tax, which shall be applied to the Market Value of the Company’s shares on the Vesting Date, as determined according to the following formula: Where: t.r. = Withholding Rate. Estimate of percentage of withholding or advance payment of IRPF or similar tax applicable on the total Shares resulting from conversion of Units. Any differences which, as the case might be, could appear as a result of calculating said withholding percentage, and the R.F. = (N.A. x V.M.) x t.r. (N.A. x V.M.) – R.F. N.F. = V.M.

7 withholding rate as finally applicable, shall be adjusted on the payslip for the month following the month in which the Shares are delivered. In those situations where the Company opts, pursuant to the foregoing section 2.5, to settle the Plan in cash, prior to payment, the Company shall deduct the amount corresponding to the withholding of IRPF or similar tax applicable, and which shall in all cases be borne by the Participant. Special Situations 3.11. Delivery of the relevant Shares under this Plan in the special situations contained in this section shall take place in accordance with the following rules: 3.11.1. Common rules: - Unless expressly established to the contrary for a specific situation, what is set out in section 3.4 regarding ratios shall apply. The Specific Conditions related to the corresponding allocation of Units shall detail the adjustment to be made on the objectives set for the Ratio A, in the event that a special situation occurs described in section 3.11.2. - With regards to the Vesting Date established in section 3.8 above, what is set out in each special situation shall apply. Therefore, for the purposes of the Plan, the term Vesting Date, in these special situations envisaged in section 3.11.2 below, shall refer to the effective delivery date of the Shares or the payment of the corresponding cash settlement, as applicable to each special situation. 3.11.2. Special situations: i) Retirement. Subject to the last sentence of this section 3.11.2, if the Participant retires before the Third Anniversary of the Allocation of Units, the corresponding Shares shall be delivered within fifteen days following the date on which retirement is effective, without application of the pro rata rules established in section iii) below to determine the final number of shares to be delivered. In such a case, for the purpose of compliance with the ratios established in section 3.4, on which the final number of Shares to be received is based, the closed financial years elapsed since each Unit Allocation Date shall be taken into account. In the event that on the date of retirement, no financial year has closed since the corresponding Unit Allocation Date, the Participant will not be entitled to receive Shares by virtue of the present Plan. For any Participant who is subject to United States federal income tax, at the time of the Participant’s termination of employment, the Company, in its sole discretion, shall determine whether such termination qualifies as a “retirement” for purposes of this section 3.11.2. ii) Voluntary leave. In the event that the Participant leaves voluntarily (termination of contract between Participant and the Group company, by the Participant’s unilateral decision, without the Participant continuing a

8 relationship with any other Group company), the right to receive Shares under this Plan shall expire automatically on the date when the Participant’s voluntary leave is effective. iii) Dismissal by the Group company. a) If the Participant is dismissed following a decision by the Group company (termination of contract by the Group company’s unilateral decision, without the Participant continuing a relationship with any other Group company) and provided that the levels required in the corresponding Specific Conditions have been achieved for each ratio established in section 3.4 above in respect of the financial years closed subsequently to each Unit Allocation Date, the Participant shall be entitled to receive either, (i) within fifteen days following the date on which the Participant’s dismissal is effective, or (ii) should the Company so decide, on the delivery date envisaged initially on each Unit Allocation Date, the number of Shares resulting from the following formula: [***]. For the purposes of determining the level of compliance with the ratios foreseen in section 3.4 above, only closed financial years elapsed following each Unit Allocation Date shall be considered. In case of Ratio B, financial year shall mean each of the calendar years ended following each Unit Allocation Date. In the event that, on the dismissal date, there was not yet any financial year closed as of the corresponding Unit Allocation Date, the Participant shall not have the right to receive Shares under this Plan. b) If the Group Company adduced as the cause for dismissal the Participant's breach of legal or contractual duties, the right to receive Shares shall lapse. The above will not be applicable in the event that, pursuant to Labour Law, dismissal was declared or ruled wrongful on a firm basis or in the event that the reason adduced for dismissal is not appropriate, in which case the Shares that the Participant might be entitled to receive may only be delivered within fifteen days following the date of that declaration or ruling, and the formula established in paragraph a) above shall apply, as well as the conditions related to the ratios established in section 3.4 above. iv) Change of control situations. In the event of a change of control of the Company [***]. v) Removal by mutual agreement and leave situations due to special services. In the case of the Participant’s removal by mutual agreement and of the

9 Participant’s leave due to special services, what is agreed in each case between the Participant and the Company shall apply. vi) Disassociation of the Participant by mutual agreement on reaching a certain age. In cases where it has been agreed between the Company and the Participant that the Participant shall be disassociated upon reaching a certain age, the Company shall proceed to deliver the corresponding Shares on the Vesting Date initially foreseen on each Unit Allocation Date, depending on the degree of compliance with the ratios included in section 3.4 above, corresponding to the three financial years closed after each Unit Allocation Date. The final number of Shares to be delivered shall not be pro-rated in this case according to the time elapsed until the date of the Senior Manager's disassociation. vii) Death, severe disability or permanent disability. In these circumstances, or when contingencies relate to severe disability or permanent disability occur that are equivalent in each jurisdiction, the Participant, the Participant’s heirs or the Participant’s legal representatives may receive, within fifteen days following the time where any of the aforesaid situations occurs, the Shares corresponding to the number of Units as initially allocated to the Participant, and the conditions related to the ratios established in section 3.4 above shall not apply. In all the above situations that result in the delivery of a certain number of Shares, the final number of Shares to be delivered by the Company shall take into account the amount to be deducted for advance payment of IRPF or any applicable similar tax, in accordance with the settlement mechanism set out in section 3.10 above. Without prejudice to the above, in all situations foreseen in section 3.11.2 above that could result in the delivery of a certain number of Shares, the Company may choose to pay in cash an equivalent amount to the market value, at the end of the day before the Vesting Date, of the Shares that, as the case may be, the Participant or, when appropriate, his/her heirs or legal representatives were entitled to receive, except for the cases provided: - In sections 3.11.2.iii).a) and 3.11.2.vi), in which the Vesting Date coincides with the one initially foreseen for each Unit Allocation Date, in which case the amount in cash will be equivalent to the market value for the Shares the Participant may be entitled to receive by virtue of the Plan, will be calculated using the weighted average price of the Company’s shares on the continuous trading market on the Vesting Date, and - In section 3.11.2.iv), if the change of control arises [***]. The provisions in the last paragraph of the foregoing section 3.10 shall also be applicable to that cash amount, relative to the application of the corresponding withholdings on account of IRPF or similar tax that may be applicable.

10 Transfer of Units 3.12. The Units as initially allocated to each Participant shall not in any event confer any political or economic rights regarding the Shares of the Company, since they are simply a right expectation. Therefore, the Units cannot be encumbered or pledged or be transferred under any title. Only upon settlement of the Plan, if the conditions established for this event occur, the Company’s Shares shall be delivered to the Participants in the Plan, or, in the event of death, to the Participant’s legal heirs, who shall then become shareholders of the Company, except in the case that the Plan has been settled in cash, in which circumstance neither the Participants, nor their legal heirs, shall receive Shares in the Company. Extinction of Units 3.13. The Units shall lapse for the following reasons: 3.13.1. Due to delivery of the Shares or its corresponding amount in cash in accordance with the procedure established in the Plan. 3.13.2. On the Third Anniversary of the Allocation of Units being reached without fulfilment of the conditions related to the ratios set out in section 3.4 above. 3.13.3. Upon termination of the relationship between the Participant and the Company, or its subsidiaries, before the Third Anniversary of the Allocation of Units, with the exception of the special situations which, as per section 3.11.2 above, may give rise to delivery of Shares. Authorisation of the General Shareholders' Meeting of the Company 3.14. In accordance with the provisions of article 219 of the Capital Companies Act, the application of this Plan to Executive Directors is subject to the necessary approval by the General Shareholders' Meeting of the Company. 3.15. In accordance with Article 146.1a) of Spanish Companies Act, the Company shall submit the necessary authorisation for acquisition of own shares, with the purpose of delivering them to the Participants, to the General Shareholders' Meeting, for approval. 3.16. In the event that on the Vesting Date there was no authorisation by the General Shareholders' Meeting as mentioned in the paragraph above, the Participant shall be entitled to receive, from the Company and in cash, an amount equivalent to the number of Units allocated to each Participant as might have been turned into Shares, in accordance with the requirements referred to in section 3.4 above, by the weighted average price of the Company’s share on the Vesting Date. The provisions in the last paragraph of the foregoing section 3.10 shall also be applicable to that cash amount. 3.17. What is set out in the paragraph above shall also apply in the event that, if any of the special situations established in section 3.11.2 above occurred, a specific number of Shares should be delivered, without there being any authorisation by the General Shareholders' Meeting.

11 Modifications and Term of Validity 3.18. Without prejudice to the powers of the Nominations and Remunerations Committee and to the legal or conventional obligation, if any, of reaching an agreement with the Participants in the Plan, any modification to the General Conditions of this Plan shall require the previous agreement of the Board of Directors of the Company and where applicable, of the General Shareholders’ Meeting. 3.19. This Plan shall be valid until the Vesting Date of the Shares, corresponding to the third Unit Allocation Date as established in section 3.2 above. The foregoing shall be understood without prejudice to any actions that, in accordance with these General Conditions, are developed subsequently to the aforesaid date. Plan Information 3.20. The General Human Resources Management Department of the Company shall provide the Participants with any information concerning this Plan as required and shall keep the Participants informed about any modification to the Plan as might occur in the future. ARTICLE FOUR. Claim for redemption of Shares or their cash equivalent (clawback clause) and obligation to hold Shares from the Plan Claiming redemption of Shares or cash equivalent (clawback clause) 4.1. The Company may require Participants to return up to 100% of the Shares delivered under the Plan to the relevant securities account, or the cash equivalent thereof on the relevant Vesting Date, net of any taxes borne by the Participant, or even set off such remuneration against other variable remuneration which Participants are entitled to receive, where it becomes apparent and is proved within three years after each Vesting Date that the delivery of the Shares or the payment of the corresponding amount in cash was made wholly or partly on the basis of inaccurate information, if such inaccuracy has caused a material adverse effect on the income statement for any financial year within such three-year period, which is qualified by the auditor. 4.2. The Board of Directors shall decide whether such a circumstance exists and the Shares or amounts to be returned, where appropriate on the basis of prior reports from the Advisory Committees or such other reports as it deems appropriate. Obligation to hold Shares arising from the Scheme

12 4.3. Shares received by Participants as a result of their stake in the Scheme shall be subject to compliance with the shareholding obligation contained in their contracts. 4.4. Under no circumstances shall the obligation to hold Shares set out in section 4.3 above be deemed to be breached if Participants are obliged to return Shares as a result of the application of the provisions of section 4.1 above. 4.5. The obligation to hold shares shall terminate upon termination of the contractual relationship between the Participant and the Company. Without prejudice to the provisions of this Article Four, for Participants who are Executive Directors, the provisions of this Article shall be adjusted and applied, where appropriate, in accordance with the terms regulated in the corresponding Ferrovial Directors' Remuneration Policy in force at any given time. ARTICLE FIVE. - Execution 5.1. On each of the Unit Allocation Dates, the Specific Conditions shall be accepted, as established for the allocation of Units corresponding to each Participant, according to ANNEX 1, and said conditions shall include the parameters to be fulfilled in order to receive the Shares. 5.2. The Certificate of Allocated Units issued by the General Human Resources Management Department to each participant, following the model in ANNEX 2, shall be signed by both parties and the original of which safely kept by said management department. The Certificate shall be issued on each Unit Allocation Date. ARTICLE SIX. – Lack of Legal Effect within the Employment Area 6.1. No provision or guarantee under this Plan shall be understood or interpreted as a right of the Participants to keep their employment relationship, employment contract or any other contract in force, or as any other similar rights; and no provision or guarantee under the Plan shall limit the rights held by the Company to modify or discharge said relationship or contracts in accordance with the legislation in force or with the terms of said contract or relationship. 6.2. The Participant acknowledges that neither the Units nor the Shares as the Participant may receive under this Plan are working incentives, and that said Units and Shares cannot be regarded as a consideration for the Participant’s work in the Company or its subsidiaries; and that said Units and Shares shall not count to any effect in any compensation, to or by the Participant, as might apply on the existence or cessation of the employment relationship; and the Participant and the Company expressly agree that the Units or the Shares that, as the case may be, the Participant may receive under this Plan are excluded from calculation for compensation purposes as might be contractually established. No Participant has the right or expectation to participate in the Plan; nor does the executive’s participation in this Plan

13 bind the executive for the purpose of the executive’s possible participation in any other plan of a similar or identical nature to that of this Plan. The allocation of Units under this Plan is voluntary, discretionary and cannot be consolidated and it does not entail any right to receive new Units or Shares in the future. ARTICLE SEVEN. - Notices 7.1 Any communication from the Participant to the Company, in relation to the Plan, shall be addressed to the Human Resources General Manager of the Company. ARTICLE EIGHT. – Expenses ,Taxes and Social Security 8.1. Any expenses as derived from delivery of Shares to the Participant by virtue of what is contained in this Plan, shall be fully paid by the Company. However, the Participant shall bear any expenses arising from possible subsequent disposal of the Shares. 8.2. Taxes derived from implementation of this Plan shall be paid by the individuals or entities that turn out to be tax payers in accordance with the applicable tax legislation. In particular, withholdings or advance tax payments as may be required under the regulations on IRPF, or any similar tax as applicable, shall be borne by the Participant. 8.3. Likewise, contributions to Social Security or to systems of a similar nature in other jurisdictions that, where appropriate, are legally attributable to the Participant, will also be borne by the Participant. ARTICLE NINE. – Governing Law and Interpretation of the Plan 9.1 This Plan shall be governed by Spanish common law. 9.2 In the event of any dispute about the interpretation of or the effects of what is established in the Plan, the parties undertake to submit any question as might arise to the Nominations and Remunerations Committee before initiating any legal action, and they hereby state that they intend to take into consideration what the Committee may decide. /s/ Carlos Cerezo Paredes Mr. Carlos Cerezo Paredes Chief Human Resources Officer The Participant FERROVIAL, S.A.

14

1 ANNEX 1 SPECIFIC CONDITIONS applicable to [NAME] regarding the Performance-Based Share Plan of “FERROVIAL, S.A.” for Executive Directors and Senior Management 2020-2022 ARTICLE ONE.- Definitions The terms in capital letters as used in these SPECIFIC CONDITIONS and not defined herein shall have the meaning given to them by virtue of the General Conditions of the Performance-Based Share Plan of “FERROVIAL, S.A.” for Executive Directors and Senior Management 2020-2022, dated 19th December 2019 (hereinafter, the “General Conditions”), a copy of which is attached to this document as an integral part thereof. ARTICLE TWO.- Allocation of UNITS THE COMPANY allocates to [NAME] the UNITS listed in Article Three below, following what is set out in the General Conditions of the PLAN. ARTICLE THREE.- Terms of UNITS The characteristics of the UNITS allocated are the following: NUMBER OF UNITS: [NUMBER OF UNITS] UNIT ALLOCATION DATE for the purposes of calculating the periods and terms provided for in the GENERAL CONDITIONS OF THE PLAN: 15th February 2022 ARTICLE FOUR.- Ratios Applicable to Allocated UNITS In accordance with what is set out in the General Conditions, upon allocation of Units, the specific amount to be met (target) as well as the minimum target as regards Ratios A and B shall be determined in the Specific Conditions. The eventual delivery of shares by virtue of this Plan shall depend on the fulfilment of such percentage and minimum target. The ratios to be achieved for the Participants to receive Company Shares under this Plan, as defined in the General Conditions of the Plan, are: Ratio A: [***]. Ratio B: Relative position of the evolution of the “Total Shareholder Return” index of FERROVIAL, S.A. [***].

2 ARTICLE FIVE. – Acceptance of General Conditions By signing this document the PARTICIPANT declares to be aware of and to expressly accept all of the terms and conditions of the General Conditions of the PLAN. In witness whereof, the Parties sign this ANNEX in Madrid, on the 1st April 2022. _________________ __________________ [NAME] Mr. Carlos Cerezo Paredes PARTICIPANT Chief Human Resources Officer “FERROVIAL, S.A.”